EXHIBIT 10.41

DEFINITIVE AGREEMENT
TO FORM VENDING BUSINESS

Between

Photo-Me International, Plc.

and

SanDisk Corporation

August 7, 2000

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

TABLE OF CONTENTS

Page

RECITALS	1

ARTICLE I—STRUCTURE OF VENDING BUSINESS	2
1.01	DPI	2
1.02	Product and Flash Memory Cards	3
1.03	Maintenance	5
1.04	Marketing and Promotion	5
1.05	Intellectual Property	5
1.06	Management	6
1.07	Facilities	7
1.08	Overhead Compensation	7
1.09	Independent Auditors	7

ARTICLE II—RESERVED	7

ARTICLE III—CLOSING	7
3.01	Place and Time	7
3.02	Delivery of Documents	7

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF SANDISK	8
4.01	Organization	8
4.02	Authorization/Enforceability	8
4.03	Financial Statements	8
4.04	Undisclosed Liabilities	8
4.05	Absence of Changes	9
4.06	Tax Matters	9
4.07	Compliance with Laws	9
4.08	Litigation and Claims	10
4.09	Intangible Assets	10
4.10	No Conflict	10
4.11	Disclosure	11
4.12	Investment Intent	11

ARTICLE V—REPRESENTATIONS AND WARRANTIES OF PMI	11
5.01	Organization	11
5.02	Authorization/Enforceability	11
5.03	Financial Statements	12
5.04	Undisclosed Liabilities	12
5.05	Absence of Changes	12
5.06	Tax Matters	12
5.07	Compliance with Laws	12
5.08	Litigation and Claims	13
5.09	Intangible Assets	13
5.10	No Conflict	13
5.11	Disclosure	14
5.12	Investment Intent	14

ARTICLE VI—COVENANTS	14
6.01	Initial Public Offering	14
6.02	Public Announcements	15
6.03	Exclusivity	15
6.04	SanDisk Investment Opportunities	17

ARTICLE VII—CONDITIONS TO OBLIGATIONS OF SANDISK	17
7.01	Obligations of SanDisk	17

ARTICLE VIII—CONDITIONS TO OBLIGATIONS OF PMI	18
8.01	Obligations of PMI	18

ARTICLE IX—TERM AND TERMINATION	19
9.01	Term	19
9.02	Termination of Agreement Prior to Closing	19
9.03	Termination of This Agreement Post Closing	20
9.04	Termination of Obligations	21

ARTICLE X—SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. AND INDEMNIFICATION	21
10.01	Survival of Representations and Warranties, Etc	21
10.02	General Indemnification	21
10.03	Indemnification for Patent and Trademark Infringement	22
10.04	Notice of Loss or Asserted Liability	22
10.05	Opportunity to Contest	22
10.06	Limitation of Liability	23

ARTICLE XI—MISCELLANEOUS	23
11.01	Headings	23
11.02	Severability	23
11.03	Entire Agreement; Amendment; Waiver	23
11.04	Assignment	24
11.05	No Third-Party Beneficiaries	24
11.06	Counterparts	24
11.07	Knowledge	24
11.08	Notices	24
11.09	Expenses	25
11.10	Dispute Resolution	25
11.11	Governing Law	26

INDEX OF EXHIBITS

Exhibit Number	Description

Exhibit A	Product Specification

Exhibit B	Bylaws of DPI

Exhibit C	Stockholders’ Agreement

Exhibit D	Business Plan

Exhibit E	Exclusive Product Purchase Agreement

Exhibit F	Maintenance Agreement

Exhibit G	RESERVED

Exhibit H	Non-Solicitation Agreement

Exhibit I	Trademark Cross-License Agreement
ii

i

DEFINITIVE AGREEMENT

        This Agreement (“Agreement”), dated and effective August 7, 2000 (the “Effective Date”), is between SanDisk Corporation, a Delaware corporation (“ SanDisk”), and Photo-Me International, Plc. (“PMI”) a corporation organized under the laws of England and Wales.

RECITALS

        A.  PMI has developed a technology for a product, described on Exhibit A to this Agreement, which is a self-service digital photo printing kiosk capable of reading flash memory cards, floppy diskettes and CD ROM discs which can be connected to an Internet photo portal and which is capable of printing digital photographic images on silver-halide paper obtained from flash data cards, Internet photo portals and other sources, which may dispense flash memory cards for use with digital photography equipment and may be placed in public locations (the “PMI Technology”).

        B.  PMI has developed unique proprietary technology and know-how, including software, which is incorporated into the design, manufacturing, marketing, operation and support of the PMI Technology, and has developed methods and procedures and know-how for the operation of the PMI Technology in many and varied public locations which enable a profitable business to be conducted in the sale and delivery of photos to consumers.

        C.  SanDisk develops and markets flash memory storage systems (“FMS Technology”) that it sells to the consumer electronics market for use in, among other things, digital photography equipment.

        D.  SanDisk owns certain confidential or proprietary information including specifications, designs, drawings, mask works, software, processes, data, know-how, plans, services, samples, prototypes, applications and other information regarding technical specifications for its FMS Technology.

        E.  PMI and SanDisk desire to jointly operate and control a vending business in the Exclusive Territory (as defined in Section 6.03) (the “Vending Business”) that operates self-service digital photo printing kiosks under the SanDisk and PMI brand and name, utilizing the PMI Technology and which may dispense SanDisk brand flash memory cards, such kiosks to be designed and manufactured in accordance with the specifications set forth on Exhibit A hereto or as amended in writing by agreement of the parties (the “Product”).

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

iii

AGREEMENT
ARTICLE I
STRUCTURE OF VENDING BUSINESS

        1.01  DPI.

              (a)  Formation. Prior to Closing (as defined below), the parties will cause a corporation to be organized under the laws of the State of Delaware and named DigitalPortal Inc. (“DPI”). Each of PMI and SanDisk will hold 50% of the initially outstanding shares of common stock of DPI.

              (b)  Capitalization. Each of PMI and SanDisk will contribute to DPI a total of $4,000,000 to be dispersed as set forth in Article III. The capitalization of DPI shall consist of 87,000,000 shares of common stock, par value $0.0001 per share. Each of PMI and SanDisk will be issued 40,000,000 shares of common stock. *.

              (c)  Governance.

            (1)  DPI will be governed by a Board of Directors consisting of four directors (the “Board”). The Board shall have responsibility for the general supervision, direction and control of the business of DPI and shall have all the powers and duties typically vested in a board of directors of a corporation, as set forth in the Bylaws of DPI, attached hereto as Exhibit B. The Bylaws shall provide that the Board shall meet at least once each quarter, that at least one meeting per year shall be held in Grenoble, France and that at least one meeting per year shall be held in Sunnyvale, California. DPI shall provide at its expense audited financial statements for each year ended April 30 and unaudited financial statements for each six month period ended October 31 to PMI.

            (2)  The Bylaws of DPI shall provide that except as required by applicable law, all actions or decisions of the Board shall require the vote of a majority of Directors and shall provide that DPI may not take certain actions, as set forth in this Agreement, without the express written approval of a director appointed by each of SanDisk and PMI (the “Approval Agents”).

            (3)  Effective as of Closing, the parties shall enter into a Stockholders Agreement, attached hereto as Exhibit C, which shall provide among other things: (A) for annual election of two directors designated by SanDisk and two directors designated by PMI; (B) for annual election of a Chairman, who shall be designated by SanDisk in even years and designated by PMI in odd years; and (C) that DPI shall declare an annual dividend to the stockholders of DPI on a pro rata basis consisting of all net profits less allocations to research, development, reserves and other items approved by the Board and the Approval Agents.

              (d)  Business of DPI. DPI will operate a Vending Business for the Product in the Exclusive Territory (as defined in Section 6.03 hereof). DPI shall not engage in any other type of business without the consent of the Board.

              (e)  Development of a Business Plan. DPI shall operate the Vending Business in accordance with the business plan attached hereto as Exhibit D (“Business Plan”) or as amended by the Board from time to time in accordance with the Bylaws. The Business Plan shall be a base plan setting forth, among other things, the capital expenditures, projected revenues, supply costs, profit margins, kiosk deployment and overhead for DPI fiscal years 2001 through 2002. DPI shall revise the Business Plan at least annually for each subsequent fiscal year not later than November 15 of the prior fiscal year. In the event DPI fails to revise the Business Plan for any fiscal year, the last Business Plan approved by the Board of DPI, or the Business Plan set forth in Exhibit D, as the case may be, shall be the operative Business Plan until the Board of DPI approves a re vised Business Plan.

              (f)  Failure to Agree on a Business Plan. If the Board shall fail to agree on a Business Plan for the subsequent fiscal year by December 15 of the prior fiscal year, the parties shall follow the dispute resolution, buy-sell and liquidation provisions contained in Section 9 of the Stockholders Agreement.

              (g)  Additional Investors. The parties shall enter into good faith negotiations to consider inviting a strategic investor to participate as an approximately ten percent (10%) shareholder of DPI, where such strategic investor will have such rights and obligations as the parties may mutually agree in written amendments to this Agreement and the Transaction Documents.

              (h)  DPI Management Team. Within thirty (30) days of the effective date of this agreement, the parties shall contract with a reputable international recruiter to initiate the search for a senior level Chief Executive Officer candidate with experience and knowledge in retail sales in general and/or the photographic print processing business specifically.

*INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

              (i)  Other Entities. From time to time, the Board may elect to create subsidiaries or operating divisions for purposes of organizing aspects of the Vending Business.

        1.02  Product and Flash Memory Cards.

              (a)  Product Purchases. DPI or a third party in a leasing transaction with DPI (“Lessor”) will purchase units of Product exclusively from PMI, and PMI will supply such Product through one of its subsidiaries including, without limitation, KIS, S.A., located in Grenoble, France. At its option, DPI may contract with a third party to purchase Product from PMI and lease Product to DPI pursuant to sale-leaseback transactions or may pursue other vehicles for financing or purchase of the Product. For purposes of this Agreement, references to purchase by DPI shall be deemed to include purchase by any such third party. All Product purchased by DPI or Lessor from PMI shall be designed and manufactured in compliance with the specifications attached hereto as Exhibit A or as amended in writing by agreement of the parties. The Product will be customized according to DPI&# 146;s reasonable requirements, which will not include any customer-specific customization. For the period beginning on the date hereof and ending upon the closing of any initial public offering of DPI common stock, PMI and SanDisk shall each provide several, but not joint, guaranties of the financing of the purchase or lease of units of Product equal to their respective percentage equity ownership of DPI, if such guaranties are required by third parties from which DPI will obtain such financing, provided however, that SanDisk and PMI will use best efforts to structure such guaranties in a manner which allows SanDisk and PMI to be released from such obligations upon closing of an IPO. Subsequent to the closing of the contemplated initial public offering of DPI common stock, PMI and SanDisk may, if agreed to by PMI and SanDisk, each provide several, but not joint, guaranties of the financing of the purchase or lease of units of Product equal to their respective percentage equity ownership of DPI, if such guara nties are required by third parties from which DPI will obtain such financing.

              (b)  Number/Location of Units. DPI shall place orders specifying delivery of a minimum of 2,000 units of Product for the end of 2001; provided however, that notwithstanding the initial Business Plan, DPI shall not be obligated to purchase more than 2000 units of Product for any one (1) year period through the end of 2002. DPI shall place orders specifying delivery of a minimum of 2,000 units of the Product per year for the duration of this Agreement starting in the fourth quarter of calendar year 2000 with a non-binding target of placing orders for delivery of between * and * units by December 31, 2001. DPI’s obligations to order units of Product shall be terminated in the event that Section 9 of the Stockholders’ Agreement (Exhibit C) is invoked by PMI, SanDisk or DPI. The invocation of Section 9 of the Stockholders’ Agreement shall not r elieve DPI or PMI of obligations incurred prior thereto, including the obligation of PMI to deliver previously ordered units of Product or of DPI to pay for units of Product previously ordered. Units of the Product initially will be sited in high-traffic locations, preferably where there currently is no digital photo printing capability. DPI will determine the site placement for any and all Product.

              (c)  Terms. DPI will purchase exclusively from PMI each unit of Product at the price ex works (as such term is defined in Incoterms ICC Edition 2000), Grenoble, France, not to exceed US $20,000 per unit * for the initial * units. Such prices do not include site-specific or customer-specific customization. Notwithstanding the foregoing, if PMI shall sell any units of product substantially similar to the Product to other parties at *. The unit price is based upon an exchange rate of * (the “Base Rate”). SanDisk and PMI agree to review at the end of each calendar quarter, the exchange rates between the Euro and the US dollar, as set forth in the New York Foreign Exchange mid-range rates (Currency per US Dollars) table published in the Wall Street Journal, Western Edition) (such rates, the “Exchange Rates”) for each of the preceding 90 days (such period, the “Ex change Rate Period”). In the event that the average of the Exchange Rates during the Exchange Rate Period (such average, the “Average Exchange Rate”) differs from the Base Rate by more or less than * percent (but not more or less than * percent), then the unit price as reflected on invoices issued during the following calendar quarter shall be adjusted accordingly. DPI shall purchase the Products exclusively from PMI according to terms to be set forth in the “Exclusive Product Purchase Agreement” attached hereto as Exhibit E.

              (d)  Development of Enhanced Feature Kiosks. PMI shall use commercially reasonable efforts to develop and make available for purchase to DPI multiple terminal kiosks, and kiosks featuring a mechanism for storing photographic prints for subsequent retrieval, within the first two (2) years of the term of this Agreement.

              (e)  Flash Memory Cards. The parties agree to discuss in good faith whether, and upon what terms, DPI may obtain from SanDisk the flash memory cards which incorporate FMS Technology and which may be dispensed in the Product. SanDisk shall be the exclusive source for any such cards.

        1.03  Maintenance. Unless and until DPI obtains more competitive pricing, terms, response time, or quality of service for such services or determines to form its own maintenance organization (which it may do so at its own discretion), PMI, through its US subsidiary, Photo-Me USA, LLC, will provide for the support, maintenance and operation of the Product, including cleaning, data input, data collection and all other services required to ensure the on-going maintenance and operation of the Product according to terms set forth in the “Maintenance Agreement” attached hereto as Exhibit F.

*INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        1.04  Marketing and Promotion. Marketing and Promotion of the Product will be undertaken by DPI, in consultation with PMI and SanDisk. SanDisk shall employ a reasonable number of its sales force for the purpose of locating and securing sites for the Project. SanDisk shall be compensated monthly by DPI for this service as follows: *. Each party agrees to co-operate reasonably in such marketing and promotion and the parties will enter into a trademark cross-license agreement granting DPI, PMUSA and each other the non-exclusive right to use identified trademarks on a paid-up, royalty free basis according to the terms set forth in the “Trademark Cross-License Agreement” attached hereto as Exhibit I. The display of any advertising, trademarks or logos on the Product, other than the trade colors of DPI, require approval from both Approval Agents.

        1.05  Intellectual Property.

              (a)  DPI will develop the brand and trademarks under which the Product will be promoted in the Exclusive Territory (as defined in Section 6.03 hereof). DPI will own the trademarks that it develops.

              (b)  “Intellectual Property Rights” shall mean all current and future worldwide patents and other patent rights, utility models, copyrights, mask work rights, trade secrets, trademarks and all other intellectual property rights and the related documentation or other tangible expression thereof.

              (c)  SanDisk shall retain all right, title and interest in and to all of the information, content, data, designs, materials and all copyrights, patent rights, trademark rights and other Intellectual Property Rights thereto provided by it pursuant to this Agreement, including but not limited to all such rights in the FMS Technology or in any and all modifications or derivative works of the FMS Technology, including but not limited to any upgrades or enhancements thereof.

              (d)  PMI shall retain all right, title and interest in and to all of the information, content, data, designs, materials and all copyrights, patent rights, trademark rights and other Intellectual Property Rights thereto provided by it pursuant to this Agreement, including but not limited to all such rights in the PMI Technology, in any and all modifications or derivative works of the PMI Technology, including but not limited to any upgrades or enhancements thereof, the Product and any and all modifications or derivative works of the Product, including but not limited to any upgrades or enhancements thereof.

              (e)  Except as expressly provided herein, no other right or license is granted under this Agreement. All rights not expressly granted hereunder by a party are expressly reserved to such party and its licensors and information and content providers.

              (f)  The provisions of this Section 1.05 shall survive termination of this Agreement.

        1.06  Management.

              (a)  Chief Executive Officer. The Bylaws of DPI shall provide for appointment of a Chief Executive Officer (“CEO”), who will have the responsibility for the management of the ordinary course day-to-day operations of DPI and the Vending Business and will report to the Board. The CEO will be designated jointly by the Approval Agents for appointment by the Board.

              (b)  Other Officers. The Board of DPI shall also appoint such other officers as are required by applicable law or, as permitted by the Bylaws, as it determines from time to time are in the best interests of DPI.

              (c)  Core Employees. The CEO shall appoint a core team of employees. Initially, and until changes are approved by the Board, such team, in addition to the CEO, shall consist of one Product Manager, two network engineers, two web specialist people, two marketing people and one assistant. Compensation of core employees is forecasted to be as shown on the cash flow analysis in Exhibit D.

              (d)  Other Employees. Prior to the closing of the IPO (as defined below), DPI shall utilize SanDisk’s human resources, finance and administration personnel, for which SanDisk will be compensated by DPI as provided in Section 1.08 below.

              (e)  Employee Incentive Compensation. The Board shall adopt an incentive stock option plan, pursuant to which, as approved by the Board, options to purchase Common Stock, may be granted to officers, directors, employees and consultants. *.

              (f)  Non-Solicitation Agreement. PMI and SanDisk shall each execute a non-solicitation agreement, attached hereto as Exhibit H.

        1.07  Facilities. During the first twelve months of operations, the headquarters of DPI will be located at the SanDisk Sunnyvale, California premises, for which SanDisk will be compensated by DPI as provided in Section 1.08 below.

*INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        1.08  *.

       1.09 Independent Auditors. The initial independent auditors for DPI and the Vending Business will be Ernst & Young (the “Auditors”).

ARTICLE II

        This Article is intentionally blank.

ARTICLE III

CLOSING

        3.01  Place and Time. The closing (“Closing”) shall take place at 9:00 a.m., Central Time, at the offices of Wolin, Ridley & Miller LLP, 3100 Bank One Center, 1717 Main Street, Dallas, Texas 75201, on August 7, 2000 or at such other time and date as is mutually agreed to by the parties.

        3.02  Delivery of Documents.

              (a)  Each party shall deliver to DPI in payment for its shares of DPI common stock in accordance with the following schedule: (a) $1,000,000 by each party on or before August 17, 2000; (b) $1,000,000 by each party on or before November 1, 2000; (c) $1,000,000 by each party on or before February 1, 2001; and (d) $1,000,000 by each party on or before May 1, 2001. Payment for such shares shall be made by wire transfer to the bank account established by DPI in immediately available funds.

              (b)  At each payment date specified in clause (a) above, each party shall take delivery of certificates representing the respective number of shares (“Shares”) in DPI purchased by such party at the price of $0.10 per Share.

              (c)  At Closing, each party shall execute and deliver to the other this Agreement, any agreement which is an exhibit to this Agreement (collectively, “Transaction Documents”) to which such party is a party, and such other instruments as are contemplated by this Agreement.

              (d)  At Closing, the parties shall cause to be executed the organizational documents of DPI, all Transaction Documents to which DPI is a party, and such other instruments as are contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SANDISK

        SanDisk represents and warrants to PMI as follows:

        4.01  Organization. SanDisk is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all corporate requisite power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in every jurisdiction in which the conduct of its businesses or the ownership of its properties and assets requires it to be so qualified.

        4.02  Authorization/Enforceability. SanDisk has the right, power and capacity to execute, deliver and perform this Agreement and all documents ancillary hereto and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents ancillary hereto by SanDisk and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SanDisk. This Agreement and the Transaction Documents have been duly and validly executed and delivered by SanDisk and constitute the legal, valid and binding obligation of SanDisk, enforceable in accordance with their terms.

        4.03  Financial Statements. SanDisk has provided PMI with true and correct copies of (i) SanDisk’s financial statements for the year ended December 31, 1999, audited by Ernst & Young and (ii) SanDisk’s unaudited financial statements for the six months ended June 30, 2000 (collectively, the “Financial Statements”). The Financial Statements have been prepared from the books and records of SanDisk, are correct in all material respects and present fairly SanDisk’s financial position and results of operations as of their respective date and for the respective period, in accordance with United States generally accepted accounting principles.

*INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESED WITH RESPECT TO THE OMITTED PORTIONS.

        4.04  Undisclosed Liabilities. Except as disclosed in the Financial Statements or on Schedule 4.04 hereto, to its knowledge, SanDisk has no obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, other than obligations incurred in the ordinary course of business and not material to its business.

        4.05  Absence of Changes. Except as disclosed on Schedule 4.05, since December 31, 1999 none of the following has occurred:

              (a)  Any change in the financial condition, assets, liabilities, business, prospects, or operations, other than changes in the ordinary course of business or changes affecting the economy or industry as a whole, which in the aggregate would have a material adverse effect on SanDisk;

              (b)  Any material damage, destruction, or loss, whether or not covered by insurance, of SanDisk;

              (c)  Any event or condition that, to the knowledge of SanDisk, could materially and adversely affect SanDisk or its business prospects; or

              (d)  Any receipt of notice (formal or informal) that any supplier or customer has taken or contemplates taking any steps that could disrupt SanDisk’s business relationship with the supplier or customer.

        4.06  Tax Matters. SanDisk has timely filed all annual federal, state, and local tax returns as required by applicable law. Except as disclosed on Schedule 4.06(a), none of SanDisk’s tax returns have been audited by any taxing authority during the past five (5) years, and SanDisk has not received any notice of deficiency or other adjustment from any taxing authority that is unresolved as of Closing. Except as described on Schedule 4.06(a), no audit or examination, claim or proposed assessment by any taxing authority is pending or, to the knowledge of SanDisk, threatened against SanDisk or any portion of its business.

        4.07  Compliance with Laws.

              (a)  To the knowledge of SanDisk: (i) SanDisk has complied and is in compliance with all laws, regulations, and orders applicable to SanDisk, and has obtained all permits, licenses, orders, and approvals of federal, state, and local governmental and regulatory bodies that are required for it to own, maintain, and operate its business; (ii) no threat of cancellation, modification, or non-renewal of any such permits, licenses, orders, or approvals is pending, nor to the knowledge of SanDisk, does any basis exist for cancellation, modification, or non-renewal; (iii) except as otherwise set forth on Schedule 4.07(a), SanDisk is not currently in violation or default of any such permit, license, order, or approval and the present uses of SanDisk do not violate any law, regulation, or order; and (iv) except as disclosed in Schedule 4.07(a) , SanDisk does not have or need governmental permits or licenses to transact its business as currently conducted and, except as listed on Schedule 4.07(a), none of the permits or licenses that SanDisk holds will be adversely affected in any way by reason of this Agreement or the consummation of the transactions contemplated hereby, including assignment of the permits and licenses to Purchaser. No governmental authority has issued or threatened any notice or warning with respect to any failure or alleged failure of SanDisk to comply with any law, regulation or order.

              (b)  Except as set forth in Schedule 4.07(b), no consent or approval of, prior filing with, notice to, or other action by, any governmental body or agency is required for SanDisk to execute and deliver this Agreement, any document ancillary hereto, or other instrument to be executed and delivered pursuant to this Agreement or to consummate the transactions provided for hereby.

        4.08  Litigation and Claims. Except as disclosed in Schedule 4.08, no judgments, orders, writs, decrees, injunctions, or quasi judicial or administrative decisions are outstanding to which SanDisk or its properties are subject which would materially affect SanDisk’s ability to perform any of its obligations under this Agreement and the Transaction Documents. Except as disclosed on Schedule 4.08, no litigation, claim, action, suit, investigation, or proceeding is pending or has been filed at any time since January 1, 1999, or to the knowledge of SanDisk, threatened against or relating to SanDisk or SanDisk’s Assets which would materially affect SanDisk’s ability to perform any of its obligations under this Agreement and the Transaction Documents.

        4.09  Intangible Assets. Schedule 4.09 lists all trademarks, service marks, trade names, and service names owned by, registered in the name of, or used in connection with SanDisk’s flash memory card business since 1996 (or for which application has been made), and which are to be licensed to DPI in the Trademark Cross License Agreement. There are no pending or, to the knowledge of SanDisk, threatened infringement claims against SanDisk by any person with respect to any of the items listed on Schedule 4.09, nor has any such item been declared invalid or been limited by any court or agreement. The intangible assets will afford DPI after Closing the rights to use all trademarks, trade names and service marks owned by SanDisk as specified in the Trademark Cross License Agreement. To the knowledge of SanDisk the use of these intangible assets will not and, the conduc t of SanDisk as currently conducted does not, infringe on the intellectual property rights of any other person.

        4.10  No Conflict. Except as set forth on Schedule 4.10, neither the execution and delivery of this Agreement nor any document ancillary hereto nor the consummation of the transactions contemplated herein will (a) result in the breach, violation or contravention of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate any obligation under any of the provisions of (i) SanDisk’s charter, bylaws or other organizational documents; (ii) any agreement, lease, note, bond, debenture or other evidence of indebtedness or any mortgage, deed of trust, indenture or other instrument to which SanDisk is a party or by which it is bound or to which any of its assets is subject, (iii) any judgment, decree, order or award of any court, regulatory agency or other governmental body or arbitrator to which SanDisk or any of its assets is subject or by which SanDisk is bound or (iv) any statute, rule or regulation or other law applicable to SanDisk, (b) result in the creation of any pledge, lien, encumbrance or security interest upon any of its assets, or (c) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other governmental body.

        4.11  Disclosure. No representations, warranties, assurances, or statements of SanDisk in this Agreement and no statement in any document (including the Financial Statements and the Schedules), certificate, or other writing furnished or to be furnished by SanDisk (or caused to be furnished by SanDisk) to PMI or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements made not misleading.

        4.12  Investment Intent.

              (a)  The Shares will be acquired by SanDisk for its own account for investment and not with a view to, or for resale in connection with any distribution of such securities, within the meaning of the Securities Act of 1933, as amended (the “Act”). SanDisk hereby acknowledges that in connection with the purchase and sale contemplated herein, the Shares will not be registered under the Act.

              (b)  SanDisk is aware that there are substantial restrictions on the transferability of the Shares. SanDisk agrees that the Shares shall not be sold, pledged, hypothecated or otherwise transferred, except in compliance with the registration provisions of the Act and applicable state securities laws, unless in the opinion of counsel reasonably satisfactory to DPI, any such transaction is exempt from registration.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PMI

        PMI represents and warrants to SanDisk as follows:

        5.01  Organization. PMI is a corporation duly organized, validly existing and in good standing under the laws of England and Wales and has all corporate requisite power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in every jurisdiction in which the conduct of its businesses or the ownership of its properties and assets requires it to be so qualified.

        5.02  Authorization/Enforceability. PMI has the right, power and capacity to execute, deliver and perform this Agreement and all documents ancillary hereto and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents ancillary hereto by PMI and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PMI. This Agreement and all Transaction Documents have been duly and validly executed and delivered by PMI and constitute the legal, valid and binding obligation of PMI, enforceable in accordance with their terms.

        5.03  Financial Statements. PMI’s financial statements for the year ended April 30, 1999, audited by Menzies, as set forth in public filings (collectively, the “Financial Statements”), are true and correct. The Financial Statements have been prepared from the books and records of PMI, are correct in all material respects and present fairly PMI’s financial position and results of operations as of their respective date and for the respective period, in accordance with United Kingdom generally accepted accounting principles.

        5.04  Undisclosed Liabilities. Except as disclosed in the Financial Statements or on Schedule 5.04 hereto, to its knowledge, PMI has no obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, other than obligations incurred in the ordinary course of business and not material to its business.

        5.05  Absence of Changes. Except as disclosed on Schedule 5.05, since April 30, 1999 none of the following has occurred:

              (a)  Any change in the financial condition, assets, liabilities, business, prospects, or operations, other than changes in the ordinary course of business or changes affecting the economy or industry as a whole, which in the aggregate would have a material adverse effect on PMI;

              (b)  Any material damage, destruction, or loss, whether or not covered by insurance, of PMI;

              (c)  Any event or condition that, to the knowledge of PMI, could materially and adversely affect PMI or its business prospects; or

              (d)  Any receipt of notice (formal or informal) that any supplier or customer has taken or contemplates taking any steps that could disrupt PMI’s business relationship with the supplier or customer.

        5.06  Tax Matters. PMI has timely filed all annual tax returns as required by applicable law. Except as disclosed on Schedule 5.06 , none of PMI’s tax returns have been audited by any taxing authority during the past five (5) years, and PMI has not received any notice of deficiency or other adjustment from any taxing authority that is unresolved as of Closing. Except as described on Schedule 5.06(a), no audit or examination, claim or proposed assessment by any taxing authority is pending or, to the knowledge of PMI, threatened against PMI or any portion of its business.

        5.07  Compliance with Laws.

              (a)  To the knowledge of PMI: (i) PMI has complied and is in compliance with all laws, regulations, and orders applicable to PMI, and has obtained all permits, licenses, orders, and approvals of governmental and regulatory bodies that are required for it to own, maintain, and operate its business; (ii) no threat of cancellation, modification, or non-renewal of any such permits, licenses, orders, or approvals is pending, nor to the knowledge of PMI, does any basis exist for cancellation, modification, or non-renewal; (iii) except as otherwise set forth on Schedule 5.07(a), PMI is not currently in violation or default of any such permit, license, order, or approval and the present uses of PMI do not violate any law, regulation, or order; and (iv) except as disclosed in Schedule 5.07(a), PMI does not have or need governmental permits o r licenses to transact its business as currently conducted and, except as listed on Schedule 5.07(a), none of the permits or licenses that PMI holds will be adversely affected in any way by reason of this Agreement or the consummation of the transactions contemplated hereby, including assignment of the permits and licenses to Purchaser. No governmental authority has issued or threatened any notice or warning with respect to any failure or alleged failure of PMI to comply with any law, regulation or order.

              (b)  Except as set forth in Schedule 5.07(b), no consent or approval of, prior filing with, notice to, or other action by, any governmental body or agency is required for PMI to execute and deliver this Agreement, any document ancillary hereto, or other instrument to be executed and delivered pursuant to this Agreement or to consummate the transactions provided for hereby.

        5.08  Litigation and Claims. No judgments, orders, writs, decrees, injunctions, or quasi-judicial or administrative decisions are outstanding to which PMI or its properties are subject which would materially affect PMI’s ability to perform any of its obligations under this Agreement and the Transaction Documents. Except as disclosed on Schedule 5.08, no litigation, claim, action, suit, investigation, or proceeding is pending or has been filed at any time since May 1, 1999, or to the knowledge of PMI, threatened against or relating to PMI or PMI’s Assets which would materially affect PMI’s ability to perform any of its obligations under this Agreement and the Transaction Documents.

        5.09  Intangible Assets. Schedule 5.09 lists all inventions, licenses, trademarks, service marks, trade names, service names, copyrights, know-how, patents, and related registrations and applications owned by, registered in the name of, or used in connection with the PMI Technology, which are to be licensed to DPI in the Trademark Cross License Agreement or will be incorporated into the Product. There are no pending or, to the knowledge of PMI, threatened infringement claims against PMI by any person with respect to any of the items listed on Schedule 5.09, nor has any such item been declared invalid or been limited by any court or agreement. The intangible assets will afford DPI at all times after Closing the rights to use all technology, proprietary information, know-how or patented ideas, designs, inventions, trademarks, copyrights, trade names and service marks o wned by PMI or others necessary for the conduct of PMI as currently being conducted. To the knowledge of PMI the use of these intangible assets will not and, the conduct of PMI as currently conducted does not, infringe on the intellectual property rights of any other person.

        5.10  No Conflict. Except as set forth on Schedule 5.10, neither the execution and delivery of this Agreement nor any document ancillary hereto nor the consummation of the transactions contemplated herein will (a) result in the breach, violation or contravention of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate any obligation under any of the provisions of (i) PMI’s charter, bylaws or other organizational documents; (ii) any agreement, lease, note, bond, debenture or other evidence of indebtedness or any mortgage, deed of trust, indenture or other instrument to which PMI is a party or by which it is bound or to which any of its assets is subject, (iii) any judgment, decree, order or award of any court, regulatory agency or other governmental body or arbitrator to which PMI or any of its assets is subject or by which PMI is bound or (iv) any statute, rule or regulation or other law applicable to PMI, (b) result in the creation of any pledge, lien, encumbrance or security interest upon any of its assets, or (c) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other governmental body.

        5.11  Disclosure. No representations, warranties, assurances, or statements of PMI in this Agreement and no statement in any document (including the Financial Statements and the Schedules), certificate, or other writing furnished or to be furnished by PMI (or caused to be furnished by PMI) to SanDisk or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements made not misleading.

        5.12  Investment Intent.

              (a)  The Shares will be acquired by PMI for its own account for investment and not with a view to, or for resale in connection with any distribution of such securities, within the meaning of the Act. PMI hereby acknowledges that in connection with the purchase and sale contemplated herein, the Shares will not be registered under the Act.

              (b)  PMI is aware that there are substantial restrictions on the transferability of the Shares. PMI agrees that the Shares shall not be sold, pledged, hypothecated or otherwise transferred, except in compliance with the registration provisions of the Act and applicable state securities laws, unless in the opinion of counsel satisfactory to DPI, any such transaction is exempt from registration.

ARTICLE VI

COVENANTS

        6.01  Initial Public Offering. The Parties shall request that the Board of DPI consider, at the earliest appropriate time, the registration of the shares of common stock of DPI with the SEC and the listing or quoting of shares on one or more appropriate stock exchanges or the over-the-counter market in connection with an underwritten initial offering to the public of shares of DPI’s common stock (the “IPO”), to the extent feasible and practicable given (a) market conditions, (b) DPI’s actual and anticipated financial performance, (c) applicable legal requirements, and (d) the interests of DPI. Such an IPO shall only be undertaken with the consent of both Approval Agents.

        6.02  Public Announcements. Except as required by law or the rules of any stock exchange on which a Party’s capital stock is listed, no Party shall make any public announcement regarding the transactions contemplated herein without the prior written consent of the other Party, which shall not be reasonably withheld, and shall give the other Party advance notice of the proposed public announcement.

        6.03  Exclusivity.

              (a)  DPI shall have unrestricted exclusive rights to operate and control the Vending Business in the United States and Canada and shall have the right of first refusal to conduct the Vending Business in Japan, Korea, Hong Kong, Taiwan, China and the countries within the Pacific Rim. As used herein, the phrase “Exclusive Territory” shall mean the United States, Canada and any other country for which DPI shall have exercised its right of first refusal.

              DPI will not operate outside the Exclusive Territory now or in the future, unless the parties otherwise agree in writing.

              (b)  PMI and its subsidiaries shall be prohibited in the Exclusive Territory from selling, operating or manufacturing the Product or any other device incorporating technology equivalent to that of the Product (including, but not limited to, automated or partially automated ordering and printing of digital photographic prints, where such ordering takes place through the use of publicly displayed self-service kiosks from electronic storage devices or where such ordering takes place through the use of multiple vending terminals connected to a remote printing facility from electronic storage devices), unless they own less than 10% of the then outstanding DPI common stock. PMI shall remain fully entitled, at all times without limitation, to freely make, use, sell, lease and operate the Product in any country or territory other than the Exclusive Territory; provided that in the event that PMI de sires to, or desires to enter into a relationship with another entity to, sell, manufacture, license, or operate the Product, or any other device or service similar to the Product, in Japan, Korea, Hong Kong, Taiwan, China and the countries within the Pacific Rim (“Opportunity”), PMI shall first offer the Opportunity to DPI on the following terms:

            (i)  Notice of Opportunity. PMI shall deliver a written notice (the “Notice of Opportunity”) to DPI (with copy to SanDisk) describing the proposed Opportunity. The Notice of Opportunity will include a statement of PMI’s intention to distribute and/or operate the Product in the country at issue.

            (ii)  DPI’s Acceptance. DPI may elect to undertake the Opportunity by delivering to PMI written notice of such election within 30 days after delivery of the Notice of Opportunity (the “Election Period”), in which case the additional country will be considered to be within the Exclusive Territory.

            (iii)  DPI’s Rejection. If DPI has not elected in writing to undertake the Opportunity by the end of the Election Period, PMI will be free to undertake the Opportunity itself, and the additional country shall not be considered to be within the Exclusive Territory.

            (iv)  Acceptance. If SanDisk notifies DPI within the Election Period that it desires DPI to accept such Opportunity, the Board of Directors of DPI shall consider and, if appropriate after exercising its business judgment, approve the election to undertake the Opportunity and notify PMI of DPI’s election in the manner set forth in clause (ii) above.

              (c)  Notwithstanding the foregoing, at any time following twelve (12) months after the Closing Date, upon the request of SanDisk, the Board of Directors of DPI shall, if appropriate after exercising its business judgment, notify PMI (“Expansion Notice”) of its intent to expand the Vending Business into one or more of the countries specified in Section 6.03 (b).

              (d)  DPI’s exclusive right to conduct the Vending Business in a territory specified in paragraph 6.03 (i.e., in Japan, Korea, Hong Kong, Taiwan, China and the countries within the Pacific Rim) shall terminate without notice, and the provisions of subsection (iii) hereof shall apply, if: (1) DPI fails to deploy one or more Products for test marketing purposes in the territory within six months of the Election Period; or (2) DPI fails to submit purchase orders to PMI for the installation of at least 25 units of Product within six months of the Expansion Notice.

              (e)  SanDisk and its subsidiaries shall be prohibited in the Exclusive Territory from selling, operating or manufacturing the Product or any other device incorporating technology equivalent to that of the Product unless they own less than 10% of the then outstanding DPI common stock. In the event SanDisk desires to make, use, sell, lease, distribute or operate a non-infringing device similar to the Product or service in any nation in the European Union by itself or with a third party, SanDisk shall first offer the opportunity (“European Opportunity”) to PMI on the following terms:

            (i)  Notice of SanDisk Opportunity. SanDisk shall deliver a written notice (the “SanDisk Notice of Opportunity”) to PMI describing the proposed European Opportunity. The SanDisk Notice of Opportunity will include a statement of SanDisk’s intention to distribute and/or operate a device similar to the Product or service in the European Union country at issue.

            (ii)  PMI’s Acceptance. PMI may elect to undertake the European Opportunity by delivering to SanDisk written notice of such election identifying the country in the European Union at issue within 30 days after delivery of the SanDisk Notice of Opportunity (the “SanDisk Election Period”).

            (iii)  PMI’s Rejection. If PMI has not elected in writing to undertake the European Opportunity by the end of the SanDisk Election Period, SanDisk will be free to undertake the European Opportunity in the specified country in the European Union. SanDisk’s right to enter the specified nation in the European Union shall terminate without notice, and the provisions of subsection (iv) hereof shall apply, if SanDisk fails to install at least 25 noninfringing devices similar to the Product within one (1) year of the SanDisk Election Period.

            (iv)  Termination of Opportunity. If SanDisk fails to satisfy the contingency in subsection (iii) above, it shall not thereafter distribute and/or operate a device similar to the Product or service in the European Union country at issue without offering the European Opportunity again to PMI in accordance with this Section.

            (v)  No License to Technology. Nothing in this Section, or in this Agreement, shall be deemed to constitute a license of the PMI Technology to SanDisk.

              (f)  The provisions of this Section 6.03 shall terminate with the termination of the Definitive Agreement, except that such provisions shall survive termination of the Definitive Agreement upon the closing of an initial public offering but only for so long as either party remains at least a ten percent (10%) shareholder of DPI.

        6.04  SanDisk Investment Opportunities.

        (a)  *.

        (b)  Other Opportunities. Except as otherwise provided in subsection (a) above, PMI shall invite SanDisk to invest in, purchase or otherwise acquire an amount of shares equal to the number of shares of any investment opportunity offered to PMI in any internet-related investment which pertains to the Vending Business, upon terms (including price) substantially similar to PMI’s purchase price for its equity investment, including cash and non-cash contributions as adjusted for any taxes payable by PMI on such purchase and sale. This provision does not apply to PMI’s interest in *.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SANDISK

        7.01  Obligations of SanDisk. The obligations of SanDisk are subject to the satisfaction or waiver at Closing of each of the following conditions:

              (a)  Representations and Warranties True at Closing. PMI’s representations and warranties contained in this Agreement shall be true in all material respects on and as of Closing and as of the date hereof with the same force and effect as though made on and as of such date; PMI shall have complied in all material respects with its covenants and agreements in this Agreement on or before Closing; and PMI shall have delivered to SanDisk a certificate dated as of Closing signed by an authorized officer to all such effects.

*INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

              (b)  Litigation. No suit, investigation, action or other proceeding shall be overtly threatened or pending against PMI before any court or governmental agency which (i) could result in an order materially restricting SanDisk, PMI or DPI from performing their respective obligations under this Agreement or the Transaction Documents; or (ii) could result in an order prohibiting the consummation of the transactions contemplated herein.

              (c)  No Material Adverse Changes. PMI shall not have suffered any material adverse change in its businesses, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise) or operations which would materially affect its ability to perform its obligations under this Agreement and the Transaction Documents.

              (d)  Documents and Schedules Satisfactory. All schedules, assignments, certificates, and other documents delivered by PMI to SanDisk at Closing will be in form and substance satisfactory to SanDisk and its counsel.

              (e)  Required Governmental Approvals. All governmental authorizations, consents, and approvals necessary to consummate the transactions contemplated herein shall have been obtained by PMI and shall be in full force and effect.

              (f)  Other Necessary Consents. PMI shall have obtained all other consents and approvals necessary to consummate the transactions contemplated herein.

              (g)  Transaction Documents. The Transaction Documents shall have been executed, effective as of Closing.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF PMI

        8.01  Obligations of PMI. The obligations of PMI are subject to the satisfaction or waiver at Closing of each of the following conditions:

              (a)  Representations and Warranties True at Closing. SanDisk’s representations and warranties contained in this Agreement shall be true in all material respects on and as of Closing and as of the date hereof with the same force and effect as though made on and as of such date; SanDisk shall have complied in all material respects with its covenants and agreements in this Agreement on or before Closing; and SanDisk shall have delivered to PMI a certificate dated as of Closing signed by an authorized officer to all such effects.

              (b)  Litigation. No suit, investigation, action or other proceeding shall be overtly threatened or pending against SanDisk before any court or governmental agency which (i) could result in an order materially restricting SanDisk, PMI or DPI from performing their respective obligations under this Agreement or the Transaction Documents; or (ii) could result in an order prohibiting the consummation of the transactions contemplated herein.

              (c)  No Material Adverse Changes. SanDisk shall not have suffered any material adverse change in its businesses, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise) or operations which would materially affect its ability to perform its obligations under this Agreement and the Transaction Documents.

              (d)  Documents and Schedules Satisfactory. All schedules, assignments, certificates, and other documents delivered by SanDisk to PMI at Closing will be in form and substance satisfactory to PMI and its counsel.

              (e)  Required Governmental Approvals. All governmental authorizations, consents, and approvals necessary to consummate the transactions contemplated herein shall have been obtained by SanDisk and shall be in full force and effect.

              (f)  Other Necessary Consents. SanDisk shall have obtained all other consents and approvals necessary to consummate the transactions contemplated herein.

              (g)  Transaction Documents. The Transaction Documents shall have been executed, effective as of Closing

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ARTICLE IX

TERM AND TERMINATION

        9.01  Term. This Agreement shall commence on the Closing Date and shall expire on December 31, 2010, unless terminated earlier as provided herein.

        9.02  Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to Closing:

              (a)  By the mutual written consent of the parties;

              (b)  By SanDisk in writing, without liability, if PMI (i) fails to perform in any material respect any covenant required at Closing, or (ii) materially breaches any representation or warranty in this Agreement;

              (c)  By PMI in writing, without liability, if SanDisk (i) fails to perform in any material respect any covenant required at Closing, or (ii) materially breaches any representation or warranty in this Agreement; or

              (d)  By any party in writing, without liability, if any court or governmental or regulatory agency order, writ, injunction, or decree prohibits or restrains any party from consummating the transactions contemplated herein.

        9.03  Termination of this Agreement Post Closing.

              (a)  Any time upon closing of any IPO.

              (b)  On six months’ notice by any party hereto, if such notice is given in writing from January 1, 2003 through January 30, 2003, the dissolution of DPI shall proceed in accordance with Section 9 of the Stockholders’ Agreement without regard to the mediation provisions.

              (c)  At any time during the twelve month period following the second anniversary of the end of the first fiscal year subsequent to the Closing Date, this Agreement may be terminated by either party if DPI fails to meet at least seventy percent (70%) of the revenue and profit targets for the two year period provided in Exhibit D attached hereto. Thereafter, at any time during the 12 month period following the completion of any subsequent fiscal year, this agreement may be terminated by either party if DPI fails to meet at least (70%) of the revenue and profit targets for the applicable Business Plan. Any such termination shall be effected by providing the parties to this Agreement one hundred eighty (180) days’ prior written notice.

              (d)  For the term of the Agreement, this Agreement may be terminated by SanDisk, upon 90 days written notice (“Shortfall Notice Period”), of the failure or refusal of PMI to deliver ex works Grenoble, France at least * of the minimum annual quantities (i.e., 2,000 units) of Product (“Delivery Shortfall”), if ordered by DPI in accordance with Section 1.02(b) herein and Article 3 of the Exclusive Product Purchase Agreement, within three (3) months of the end of the applicable calendar year, unless within such Shortfall Notice Period, PMI shall have cured such Delivery Shortfall. For the years 2001 and thereafter during the term of the Agreement, this Agreement may be terminated by SanDisk, upon 90 days written notice (“ Shortfall Notice Period”), of the failure or refusal of PMI to deliver each quarter ex works Grenoble, France the applicable percenta ge (“Applicable Percentage”) of the minimum quarterly quantities * of Product (“Delivery Shortfall”), if ordered by DPI in accordance with Section 1.02(b) herein and Article 3 of the Exclusive Product Purchase Agreement, within two (2) months of the end of the applicable calendar quarter, unless within such Shortfall Notice Period, PMI shall have cured such Delivery Shortfall. The Applicable Percentage for each of the four quarters of 2001 shall be *, *, * and *, respectively. The Applicable Percentage for each quarter of 2002 and 2003 shall be *.

              (e)  This Agreement may be terminated by PMI, upon 90 days written notice, if DPI fails to order the minimum annual quantities or the minimum quarterly quantities specified in clause (d) above, unless DPI shall have cured such shortfall within such notice period.

              (f)  This Agreement may be terminated by either party on termination of the Exclusive Product Purchase Agreement by PMI.

              (g)  Following the second anniversary of the Closing Date, this Agreement may be terminated by either party upon the occurrence of a Business Plan deadlock, as specified in Section 1.01(f), and pursuant to the provisions of Section 9 of the Stockholders Agreement.

        9.04  Termination of Obligations.

        (a)  In the case of termination pursuant to Section 9.02, within fifteen (15) days after this Agreement is terminated, each party will, upon written request from any other party, return all documents and copies previously delivered to it or made in connection with this Agreement.

*INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24b-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

        (b)  Termination of this Agreement pursuant to Section 9.02 (a) or (d) will terminate all of the parties’ obligations, except for the obligations under Section 10.02 and Section 10.03 hereof.

        (c)  Termination pursuant to Section 9.02 (b) or Section 9.02 (c) hereof will not relieve a defaulting or breaching party from any liability to any other party therefore.

        (d)  In the event of termination pursuant to Section 9.03(g), the parties shall be bound to the additional rights and obligations imposed by Section 9 of the Stockholders Agreement.

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ARTICLE X

SURVIVAL OF REPRESENTATIONS AND
WARRANTIES, ETC. AND INDEMNIFICATION

        10.01  Survival of Representations and Warranties, Etc. All representations and warranties made by SanDisk or PMI in this Agreement shall survive the execution and delivery hereof and Closing hereunder, and will continue to survive for a period of six (6) months after the Closing. All covenants and other agreements hereof which are to be performed after the Closing shall survive the execution and delivery hereof and Closing hereunder, and will continue to survive until the dissolution of DPI.

        10.02  General Indemnification. Each of PMI and SanDisk agrees to indemnify, defend and hold the other and their respective majority owned affiliate companies and permitted assigns harmless from and against all losses, costs, deficiencies, damages, fines, penalties and liabilities incurred, and all expenses (including, but not limited to reasonable attorneys= fees) arising out of or otherwise related to any claim based upon, arising out of or otherwise related to any material inaccuracy in any representation or warranty or any breach of any covenant or agreement made pursuant to this Agreement or any of the Transaction Documents (collectively, and together with the Losses under Section 10.03, “Losses,” and individually, a “Loss”), net of any insurance recovery or tax benefits actually received relating to such Loss.

        10.03  Indemnification for Patent and Trademark Infringement.

              (a)  SanDisk agrees to indemnify, defend and hold harmless DPI and PMI (including their respective majority owned affiliate companies) and permitted assigns against any and all claims, actions, suits or proceedings claiming patent infringement, theft of trade secrets, trademark infringement or trademark related causes of action under the Lanham Act related to SanDisk trademarks and/or FMS Technology used in connection with the Product (collectively, and together with the Losses in Section (b) below and under Section 10.02, “Losses,” and individually, a “Loss”) net of any insurance recovery or tax benefits actually received relating to such Loss.

              (b)  PMI agrees to indemnify, defend and hold harmless DPI and SanDisk (including their respective majority owned affiliate companies and permitted assigns) against any and all claims, actions, suits or proceedings claiming patent infringement, copyright infringement, trademark infringement or trademark related causes of action under the Lanham Act, or theft of trade secrets related to PMI trademarks and/or PMI Technology used in connection with the Product (collectively, and together with the Losses in Section (a) above and under Section 10.02, “Losses,” and individually, a “Loss”) net of any insurance recovery or tax benefits actually received relating to such Loss.

              (c)  The provisions of this Section 10.03 shall survive termination of this Agreement.

        10.04  Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss for which any party hereto (the “Indemnitee”) intends to seek indemnification under Sections 10.02 and 10.03 hereof or (b) receipt by the Indemnitee of written notice of any demand, claim or circumstances which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee will give notice thereof to any other party (or parties) obligated to provide indemnification pursuant to Sections 10.02 and 10.03 hereof (the “Indemnifying Party”).

        10.05  Opportunity to Contest. Subject to the provisions of Section 10.05 hereof, the Indemnifying Party may elect to compromise or contest, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it will within thirty (30) days after receiving notice of the claim from Indemnitee (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee in writing of its intent to do so, and the Indemnitee will cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to so notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee (upon further notice to the Indemnifying P arty) will hereafter have the right to pay, compromise or contest such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the compromise or contest of such Asserted Liability at any time before final settlement or determination thereof. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the contest of such Asserted Liability. If the Indemnifying Party chooses to contest any Asserted Liability, the Indemnitee will make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for, will make its officers and employees available, on a basis reasonably consistent with their other duties, in connection with, and will otherwise cooperate with, such defense.

        10.06  Limitation of Liability.

              EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER FOR LOST PROFITS, OR LOST BUSINESS OPPORTUNITIES OR FOR INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH PERFORMANCE OF WORK PROVIDED FOR UNDER THIS AGREEMENT OR FOR TERMINATION OF THIS

AGREEMENT AS PROVIDED FOR HEREIN. THIS PROVISION SHALL SURVIVE ANY EXPIRATION OR TERMINATION OF THIS AGREEMENT.

ARTICLE XI

MISCELLANEOUS

        11.01  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.02  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        11.03  Entire Agreement; Amendment; Waiver. This Agreement, together with all ancillary documents and all other exhibits and schedules hereto (including the Schedules and the other agreements referred to herein), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except in an instrument in writing signed by or on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by or on behalf of the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        11.04  Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party, except (i) in accordance with the Stockholders Agreement, or (ii) in the event of the sale of all or substantially all of the business or assets of either party, such party may assign all of its rights and obligations under this Agreement and the Transaction Documents to the acquirer of such business or assets, provided that such acquirer agrees to assume in writing the obligations of such party set forth in this Agreement and the Transaction Documents. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        11.05  No Third-Party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        11.06  Counterparts. This Agreement and any exhibits hereto may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any exhibits hereto by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement or such exhibit This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument. A fax copy of a signature page shall be treated as if it were an original.

        11.07  Knowledge. As used in this Agreement, “knowledge” and “to the knowledge of” means actual knowledge of a party or any executive officer of the party.

        11.08  Notices. Any notice, request, instruction, or other document to be given must be in writing and delivered personally or sent by certified mail or by United States Express Mail, postage or fees prepaid, or by FedEx, as follows:

If to SanDisk to:	SanDisk Corporation 140 Caspian Court Sunnyvale, CA 94089 Attn: Vice President, General Counsel Facsimile: 408-548-0385

with copies to:	Brobeck, Phleger & Harrison LLP Two Embarcadero Place 2200 Geng Road Palo Alto, CA 94303

  Attn: Timothy R. Curry, Esq.
  Facsimile: 650-496-2715

If to PMI to:	Photo-Me International, Plc. c/o KIS 2110, avenue du Général de Gaulle 38130 Echirolles France Attn: Directeur Juridique Facsimile: 011-33-476-339647

with a copy to:	Wolin, Ridley & Miller LLP 1717 Main Street, Suite 3100 Dallas, Texas 75201 Attn: Stephen A. Kennedy, Esq. Facsimile: (214) 939-4949

Any notice delivered personally in the manner provided here will be deemed given to the party to whom it is directed upon the party’s (or its agent’s) actual receipt. Any notice addressed and mailed in the manner provided here will be deemed given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth (4th) business day after the day it is placed in the mail or, if earlier, the time of actual receipt.

        11.09  Expenses. PMI and SanDisk agree that they will each bear and pay all costs and expenses incurred by them respecting the transactions contemplated herein and all investigations and proceedings in connection therewith, including, without limitation, fees and expenses of their respective counsel, accountants and advisors. Notwithstanding, SanDisk and PMI agree to split the legal fees and expenses (excluding travel) of Wolin, Ridley& Miller LLP incurred in preparing initial drafts of the transaction documents through and including July 12, 2000.

        11.10  Dispute Resolution. All disputes arising in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in New York, New York and shall be conducted in the English language. The parties hereby agree to the enforceability of any judgements worldwide and to the authority of the arbitrator to award injunctive relief.

        11.11  Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of California without regard to its conflicts of law provisions.

        11.12  The provisions of this Article XI shall survive termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, PMI and SanDisk have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

PHOTO-ME INTERNATIONAL, PLC
By:	/s/ Serge Crasnianski

Name: Serge Crasnianski Title: Chief Executive Officer

SANDISK CORPORATION
By:	/s/ Eli Harari

Name: Eli Harari Title: President